EXHIBIT 23.21

CONSENT OF JOÃO PAULO SANTOS, MAUSIMM

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ João Paulo Santos
By: João Paulo Santos, MAusIMM

Dated: June 18, 2025